SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2007

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 2.02   Results of Operations and Financial Condition.

On October 17, 2007, LCNB Corp. issued an earnings release announcing its financial results for the third quarter ended September 30, 2007.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 2.02.

 Item 8.01. Other Events.

On October 17, 2007, LCNB Corp. issued an earnings release announcing its financial results for the third quarter ended September 30, 2007.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 8.01.

Item 9.01   Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press release dated October 17, 2007

99.2

Unaudited Financial Highlights

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: October 17, 2007	By: /s/ Steve P. Foster
Steve P. Foster Chief Financial Officer

Exhibit 99.1

Press Release

October 17, 2007

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007

LCNB Corp. today announced net income of $4,365,000 ($0.69 basic and diluted earnings per share) for the nine months ended September 30, 2007.  This compares to $4,724,000 ($0.73 basic and diluted earnings per share) for the nine month period in 2006.  Return on average assets for the 2007 period was 1.07%, compared to 1.16% for the first nine months of 2006.  Return on average equity for the nine months ended September 30, 2007 and 2006 was 11.28% and 12.09%, respectively.  Net interest income for the first nine months of 2007 was $200,000 less than the same period in 2006 primarily due to a decrease in the net interest margin, on a tax-equivalent basis, from 3.85% for the 2006 period to 3.78% for the 2007 period.  This decrease was partially offset by growth in the loan portfolio.  Non-interest expense for the nine months ended September 30, 2007 was $345,000 greater than the same period in 2006, largely due to increases in salaries and benefits and occupancy expenses resulting, in part, from additional costs required during 2007 by the Oakwood office, which opened in May, 2007.  The provision for loan losses was $58,000 greater during the first nine months of 2007, when compared to the same period in 2006.

Net income for the third quarter of 2007 was $1,370,000 ($0.22 basic and diluted earnings per share), compared to $1,506,000 ($0.23 basic and diluted earnings per share) for the third quarter, 2006.  Return on average assets for the three months ended September 30, 2007 and 2006 was 0.99% and 1.08%, respectively.  Return on average equity for the third quarter, 2007 and 2006 was 10.47%  and 11.47%, respectively.  Net interest income for the third quarter, 2007 was $132,000 less than the third quarter, 2006 and non-interest expense for the third quarter, 2007 was $118,000 greater than the same period in 2006 for substantially the same reasons discussed above.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are LCNB National Bank (formerly Lebanon Citizens National Bank), with 22 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

 (Dollars in thousands, except per share amounts)

Share and per share data have been restated to reflect a 100% stock dividend paid on May 10, 2007.

Condensed Income Statement	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Interest income	$7,920	7,823	23,703	22,618
Interest expense	3,532	3,303	10,226	8,941
Net interest income	4,388	4,520	13,477	13,677
Provision for loan losses	75	66	158	100
Net interest income after provision	4,313	4,454	13,319	13,577
Non-interest income	2,117	2,073	6,220	6,172
Non-interest expense	4,628	4,510	13,777	13,432
Income before income taxes	1,802	2,017	5,762	6,317
Provision for income taxes	432	511	1,397	1,593
Net income	$1,370	1,506	4,365	4,724

Dividends per common share	$0.155	0.15	0.465	0.45
Basic earnings per common share	$0.22	0.23	0.69	0.73
Diluted earnings per common share	$0.22	0.23	0.69	0.73
Average basic shares outstanding	6,345,486	6,472,132	6,360,654	6,506,383
Average diluted shares outstanding	6,345,615	6,474,569	6,361,415	6,508,862

Selected Financial Ratios
Return on average assets	0.99%	1.08%	1.07%	1.16%
Return on average equity	10.47%	11.47%	11.28%	12.09%
Dividend payout ratio	70.45%	65.22%	67.39%	61.64%
Net interest margin (tax equivalent)	3.64%	3.71%	3.78%	3.85%

Selected Balance Sheet Items	September 30, 2007	December 31, 2006
Investment securities	$93,455	114,474

Loans	396,167	390,370
Less allowance for loan losses	2,051	2,050
Net loans	394,116	388,320

Total assets	561,862	548,215
Total deposits	498,372	478,615
Short-term borrowings	2,805	15,370
Long-term debt	5,000	-
Total shareholders’ equity	52,130	50,999

Shares outstanding at period end	6,345,486	6,379,636

Book value per share	$8.22	7.99
Equity to assets ratio	9.28%	9.30%

Assets Under Management
LCNB Corp. total assets	$561,862	548,215
Trust and investments (fair value)	200,635	201,566
Mortgage loans serviced	40,966	42,431
Business cash management	30,999	27,262
Brokerage accounts (fair value)	57,314	50,816
Total assets managed	$891,776	870,290